Exhibit 10.4
TERMS OF EMPLOYMENT
United Family Hospitals & Clinics
AGREEMENT between EMPLOYEE and Beijing Chindex Hospital Management Consulting Co., Ltd.
THIS AGREEMENT is made on December 1, 2008 between Anne Moncure (hereinafter referred to as “EMPLOYEE”) and the Beijing Chindex Hospital Management Consulting Co., Ltd., a wholly foreign owned organization engaged in the health care business, including providing services to Beijing United Family Hospital and Clinics and Shanghai United Family Hospital and Clinics, at Room 216, Estoril House, #2 Jiang Tai Lu, Chaoyang District, Beijing (hereinafter known as “UFH”). This Agreement amends and restates the agreement between the Employee and UFH made on May 1, 2006 (the “Original Agreement”).
NOW THEREFORE, it is agreed as follows:
1. Employment
UFH hereby agrees to engage the EMPLOYEE and the EMPLOYEE hereby agrees to serve as UFH President and concurrently serve as the General Manager of the Beijing United Family Hospital & Clinics upon all the terms and conditions hereinafter set forth. The location of EMPLOYEE’s employment is Beijing, China, but the expectation is that the EMPLOYEE will travel regularly to other facilities within the UFH group throughout China. It is also anticipated that travel to the United States will be required from time to time.
2. Representations and Warranties
2.1 EMPLOYEE hereby represents and warrants to UFH that:
(a)	All legal actions involving EMPLOYEE as a party or prospective party and of which EMPLOYEE has knowledge, whether pending or threatened, have been disclosed to UFH;

(b)	All material statements and supporting documentation submitted by EMPLOYEE in the process of applying for employment at UFH are, to the best of his/her knowledge, true and correct; and

(c)	EMPLOYEE will update material information provided to UFH in the application process if such information changes.
2.2 UFH hereby represents and warrants to EMPLOYEE that:
(a)	It is duly organized and authorized under Chinese law to conduct the business of healthcare and hospital consulting services and to employ EMPLOYEE to serve in an employment capacity with UFH; and
Chindex - Moncure Employment Agreement i

(b)	It will pay for all required applications, examinations and registrations in China to allow EMPLOYEE to serve in an employment capacity under this Agreement and it will undertake its best efforts to maintain the required Chinese regulatory approvals and registrations for EMPLOYEE to continue to serve in an employment capacity in accordance with the provisions of this Agreement. EMPLOYEE understands that UFH cannot guarantee that EMPLOYEE will continue to be authorized for employment in China;
3. Term
The services of EMPLOYEE under this Agreement shall commence on the date hereof and shall continue until April 30, 2009 (which is three (3) years from the date of the Original Agreement), unless earlier terminated as provided in this Agreement and may be extended with the Agreement of both parties. Three (3) months notice should be given if either EMPLOYEE or UFH does not intend to continue the work relationship upon the completion of the term of this Agreement.
4. Duties
4.1 During EMPLOYEE’s period of service under this Agreement, EMPLOYEE shall perform such duties as are consistent with the EMPLOYEE’s skills and training and as may be consistent with his/her position at UFH.
4.2 EMPLOYEE recognizes that because of UFH’s unique status as the sole provider of international standard hospital facilities in China, the nature of and demand for EMPLOYEE’s services may differ from those which would be the case in a similar HOSPITAL in the United States of America, United Kingdom, or similar developed country.
4.3 EMPLOYEE shall devote full working time, energy and skills to UFH except as otherwise expressly permitted in writing by UFH.
4.4 EMPLOYEE agrees to be assigned as the UFH President and General Manager of Beijing United Family Hospital and Clinics and to fulfill the responsibilities of both positions.
5. Compensation
5.1 The EMPLOYEE will be paid a base salary of Chinese RMB [1,917,010.88] [1,935,636]1 gross per annum.
5.2 UFH and EMPLOYEE agree that 15% of the total contract salary amount is specifically intended as economic compensation to the employee in exchange for the EMPLOYEE’s promise

1.	Please confirm amount. The Sept. 24, 2008 email from James Glucksman stated her taxable salary as RMB 1,917,919.88, but the earlier Compensation Committee resolution stated it as RMB 1,935,636.

not to compete with UFH for a period of two (2) years after termination of the employment relationship.
5.3	In addition, the EMPLOYEE will be entitled to the following benefits :-

5.3.1	Full healthcare and dental insurance for EMPLOYEE and spouse;

5.3.2	Housing located physically close to the Beijing facility, in the amount of RMB 336,000 per calendar year[2];

5.3.3	Travel Allowance of RMB 62,808 per calendar year for spouse/family travel and home leave;

5.3.4	In addition to stock options in Chindex International, Inc. (“Chindex”) granted under the Original Agreement, EMPLOYEE may be granted stock options and/or other equity compensation in Chindex in such form and having such terms as the Compensation Committee of the Chindex Board of Directors (the “Compensation Committee”) may determine.

5.3.5	EMPLOYEE shall be a participant in the Chindex Executive Management Incentive Program or other then-existing bonus program. Any bonus earned shall be paid in cash as soon as reasonably practicable after the end of the fiscal year for which such bonus was earned, and in any event not later than six months after the end of such fiscal year, unless the Compensation Committee determines (at a time and in a manner that complies with Section 409A of the U.S. Internal Revenue Code (“Section 409A”)) that payment shall be made at a later date and/or in a different form.

5.3.6	Allowance for professional membership and conferences and other tuition of RMB 7200.12 per calendar year.[3]

5.3.7	Payment or reimbursement of each of the housing benefit, travel allowance and professional membership, conference and tuition allowance provided for in Sections 5.3.2, 5.3.3, and 5.3.6 with respect to any calendar year shall not affect the amount of benefits payable or expenses eligible for reimbursement in any other calendar year, and such benefits and reimbursements may not be exchanged for cash or another benefit.

2.	Please confirm that this housing allowance is a fixed amount rather than an upper limit on reimbursement for actual expenses.

3.	Please confirm. This is based on the Sept. 24, 2008 email from James Glucksman. Original Agreement provided for “allowance for professional membership and conferences, including ACHE Congress ($3,000) and ACHE membership ($75) per year.”

Payment or reimbursement of such allowances shall be made no later than March 15 of the calendar year following the calendar year in which the expense is incurred.4
6. Illness
If the EMPLOYEE is unable to attend work due to injury or illness the EMPLOYEE is entitled to claim Sickness Leave Payment. Where the EMPLOYEE is ill, the EMPLOYEE is entitled to six (6) paid days in each year on full pay.
7. Vacation
EMPLOYEE shall be entitled to paid vacations as are in accordance with the UFH Vacation and Leave Schedule as in effect from time to time. EMPLOYEE shall be entitled to 20 days (4 weeks) paid-vacation per 12-month period, plus statutory public holidays as defined by the Chinese Government. All absences shall be scheduled in advance to assure adequate staffing. Adequate notice shall be given to the Executive Group and to the HR Department. No unapproved absences shall be compensated by UFH.
8. Taxes
8.1 Payment of Chinese taxes will be the responsibility of the EMPLOYEE. However, UFH will withhold such taxes, and any other taxes required to be withheld, and pay such taxes on behalf of the EMPLOYEE. Such tax withholding will be made on a monthly basis through salary deduction, and otherwise as required by law.5
8.2 UFH shall provide EMPLOYEE with documentary evidence of all taxes withheld or paid on his/her behalf as and when withheld or paid, as the case may be.
9. Assignment
9.1 Except as otherwise expressly provided, EMPLOYEE agrees on behalf of his/her own person, his/her personal representatives, heirs, legatees, distributees and any other person or persons claiming any benefits under him/her or by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, or pledged in any way by EMPLOYEE or any such person and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or any other disposition of this Agreement or such rights, interest, and benefits contrary to the foregoing provisions, or levy or any similar process thereupon, shall be null and void and without effect.

4.	Confirm that this deadline can be met. If all of these amounts are fixed entitlements (rather than reimbursement of employee expenses), only the last sentence of this Section will be necessary under Section 409A.

5.	Note: Language changed to eliminate concept of “reimbursement” by Employee in order to avoid risk of characterization of this as a violation of SOX loan prohibition.

9.2 This Agreement shall be binding upon and inure to the benefit of any successor entity to UFH which continues the business operations thereof.
10. Termination
10.1 The employment of EMPLOYEE hereunder may be voluntarily terminated by EMPLOYEE by giving a minimum of six (6) months written notice to UFH.6
10.2 UFH may terminate this Agreement at any time without cause upon the provision of ninety (90) days written notice to EMPLOYEE.
10.3 UFH may terminate this Agreement at any time for cause without advance notice and with immediate effect. Among the acts or events which shall constitute cause are the following:
(a)	Continuation for a period of four (4) months of mental or physical disability which, in the sole judgment of UFH, prevents EMPLOYEE from satisfactorily performing EMPLOYEE’s duties with UFH;

(b)	Documented or witnessed disclosure of confidential UFH information to any source not authorized to receive such information;

(c)	Abuse or neglect of a patient at any of the UFH facilities;

(d)	Professional or personal misconduct that could potentially bring discredit to UFH or any of the facilities;

(e)	Demonstrated incompetence or persistent negligence in the performance of duties; and

(f)	Violation or breach of the provisions of this Agreement, but only to the extent that EMPLOYEE has been notified in writing of such violation and has failed to cure any such breach within 30 days of receipt of notice of the violations.
10.4 Notwithstanding any other provision of this Agreement, UFH may terminate EMPLOYEE’s employment upon 90 days notice if any of the following events occur:
(a)	EMPLOYEE is no longer authorized by the appropriate Chinese approval authorities to remain in China or is authorized to remain but not to be employed as stipulated in this Agreement, whether or not such issue is the fault of the EMPLOYEE;

6.	Note: This provision assumes that Employee will actually be providing services throughout the notice period. If this is not the case, we would need to consider the implications under Section 409A..

(b)	UFH or Beijing United Family Hospital and Clinics takes a bona fide decision to terminate its business, is required to terminate or curtail its business by virtue of government action, or experiences an unexpected situation in which UFH or Beijing United Family Hospital and Clinics has no effective way of operating; or

(c)	UFH is sold, merged, consolidated or otherwise changed in its ownership structure in a material way, which makes continued employment of employee impractical.
11. Termination Compensation
11.1 In the event this Agreement is terminated by UFH prior to expiration, without renewal or extension by subsequent Agreement, EMPLOYEE shall be entitled to severance payments in accordance with the Chinese Labor Law, which stipulates that EMPLOYEE will be paid one months salary for every year worked, which shall be payable at the time required under Chinese law.
11.2 Notwithstanding the provisions of Section 11.1, if the EMPLOYEE is a specified employee within the meaning of Section 409A, as determined by the Compensation Committee in accordance with Section 409A, any amounts payable in connection with the EMPLOYEE’s termination of employment which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following EMPLOYEE’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of EMPLOYEE’s termination of employment (or EMPLOYEE’s death, if sooner), at which time all payments that were suspended shall be paid to EMPLOYEE in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment. For purposes of Section 409A, each installment or other payment in connection with the EMPLOYEE’s termination of employment will be treated as a separate payment. Except as required by Chinese law with respect to severance payments, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).
12. Employee Evaluation
In accordance with policies and procedures adopted by UFH, periodic written evaluations of the performance of EMPLOYEE will be conducted. EMPLOYEE’s first such evaluation shall take place after EMPLOYEE has been employed by UFH for a period of six (6) months and will be scheduled by the Chindex Senior Management Team, including Roberta Lipson, Lawrence Pemble and Elyse Silverberg, and attended by the HR director of UFH. This evaluation, and subsequent evaluations will, in addition to other matters as determined by UFH, include evaluation of the EMPLOYEE’s demonstrated performance in the following areas:
(a)	Profitable operations of UFH and individual facilities;

(b)	Participation with the Chindex Executive Management in corporate strategic positioning of UFH for profitable growth and development including the financing of such growth;

(c)	Leadership in coordination with the UFH CFO of development of UFH budget and implementation of board of directors approved budgets;

(d)	Professional attitude and leadership behavior in development of, and adherence to, and implementation of UFH organizational policies;

(e)	Overall individual contribution to UFH and such other matters as are relevant to an evaluation of EMPLOYEE’s performance.
13. Confidentiality
13.1 EMPLOYEE agrees during the term of this Agreement, and for one year thereafter, EMPLOYEE will not disclose, other than to an employee of UFH or Chindex, any information relating to UFH’s or Chindex International’s business without the written consent of UFH or Chindex. Upon expiration or termination of this Agreement, EMPLOYEE agrees not to remove or retain, without UFH’s express written consent, any lists, letters, files or other information which relates to UFH’s practice and business.
13.2 EMPLOYEE expressly agrees to treat all matters relating to any of the UFH facilities patients as confidential information and entrusted to EMPLOYEE solely for use of UFH and not to divulge such information in any way to persons outside UFH’s employ during or after EMPLOYEE’s service without the express written permission of UFH.
14. Non-Competition
EMPLOYEE consents and agrees not to work with a competing medical facility within the People’s Republic of China during a two (2) year period following his/her cancellation of employment with UFH for any reason. If EMPLOYEE should accept such employment following his/her cancellation of employment with UFH, he/she shall be liable to UFH for an amount equal to the last six (6) months of his/her total compensation. Such liquidated damages are not intended as a penalty, but as a stipulated measure of damages resulting from such a breach of contract.
15. Amendment
This Agreement may be amended at any time by mutual consent of the parties and may be amended by UFH upon 180 days notice in writing to EMPLOYEE.
16. Waiver
If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of later similar breaches.

17. Entire Agreement
This Agreement constitutes the entire agreement between parties with respect to the subject matter of this Agreement, and, except as otherwise provided, no amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument executed by the parties. This Agreement supersedes all prior negotiations, discussions, correspondence and drafts of agreements between the parties relating to this Agreement and the subject matter hereof. Neither party to this Agreement has made any representation or warranty relating to this Agreement or the subject matter hereof except those specifically contained in writing in this Agreement.
18. Governing Law
This Agreement shall be interpreted in accordance with, and is subject to, the laws of the People’s Republic of China. To the extent that the law of the People’s Republic of China does not address a particular issue, that issue will be interpreted in accordance with the law of the State of Maryland in the United States of America.
19. Severability
If any portion of this Agreement is at any time found to be non-binding by any court or government regulatory authority, all other portion or portions shall remain in effect as written.
20. Section 409A
This Agreement is intended to comply with Section 409A and any ambiguities shall be interpreted consistent with such intention. EMPLOYEE and UFH agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A; provided however, that UFH agrees that any such amendment shall, to the extent possible without violating Section 409A, provide Employee with economically equivalent payments and benefits.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

/s/ Roberta Lipson	/s/ Anne Moncure
Roberta Lipson 2008-12-29	Anne Moncure 2008-12-29
Chairman
United Family Hospitals & Clinics